Prepared 03-13-07

© 2007 Clark Consulting

This document is provided to assist your legal counsel in documenting your specific arrangement. The laws of the various states may differ considerably, and this specimen is for general information only. It is not a form to be signed, nor is it to be construed as legal advice. Failure to accurately document your arrangement could result in significant losses, whether from claims of those participating in the arrangement, from the heirs and beneficiaries of participants, or from regulatory agencies such as the Internal Revenue Service, the Department of Labor, or bank examiners. License is hereby granted to your legal counsel to use these materials in documenting solely your arrangement.

In general, if your bank is subject to SEC regulation, implementation of this or any other executive or director compensation program may trigger rules requiring certain disclosures on Form 8-K within four days of implementing the program. Consult with your SEC attorney, if applicable, to determine your responsibilities under the disclosure rules.

IMPORTANT NOTICE ON CODE SECTION 409A COMPLIANCE

Consult with your legal and tax advisors to determine the impact of the new Internal Revenue Code Section 409A to your particular situation. The Treasury Department on September 29th, 2005 issued proposed regulations implementing the requirements of Section 409A which apply to nonqualified deferred compensation arrangements. The effective date for the proposed regulations is January 1, 2008; however, they can be fully relied upon by plan sponsors until the regulations become final.

MACON BANK, INC.

Amended and Restated Long Term Capital Appreciation Plan

FIRST AMENDMENT

TO THE

MACON BANK

AMENDED AND RESTATED

LONG TERM CAPITAL APPRECIATION PLAN

DATED DECEMBER 15, 2004

THIS FIRST AMENDMENT is adopted this 10th day of December, 2008, effective as of January 1, 2005, by Macon Bank, Inc. (f/k/a Macon Savings Bank, Inc., SSB), a North Carolina corporation located in Franklin, North Carolina (the “Bank”).

The Bank executed the Amended and Restated Long Term Capital Appreciation Plan on December 15, 2004, effective as of July 1, 1998 (the “Plan”).

The undersigned hereby amends the Plan for the purpose of bringing the Plan into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

The introductory paragraph to the 2004 Amended and Restated Long Term Capital Appreciation Plan shall be deleted in its entirety and replaced with the following:

The Board of Directors of Macon Bank, Inc., by resolution dated December 15, 2004, amends and restates this Long-Term Capital Appreciation Plan (“Plan”) effective as of January 1, 2005. The purpose of the Plan is to provide incentive compensation on a deferred basis for its directors and select executive officers. The Plan is not tax-qualified under Section 401 of the Code, and is unfunded and primarily for a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act (ERISA) of 1974, as amended. The sub plan shall be deleted superseded by this First Amendment.

Section 1.11 of the Plan shall be deleted in its entirety and replaced by the following:

1.11	“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Section 409A of the Code and regulations thereunder.

The following Section 1.17a shall be added to the Plan immediately following Section 1.17:

1.17a	“Disability” means the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Committee, the Participant must submit proof to the Committee of the Social Security Administration’s or the provider’s determination.

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MACON BANK, INC.

Amended and Restated Long Term Capital Appreciation Plan

The following Section 1.25a shall be added to the Plan immediately following Section 1.25:

1.25a	“Termination of Service” for an Executive Termination of Service means the termination of the Participant’s employment with the Bank for reasons other than death. Whether a Termination of Service takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Participant’s employment and whether the Bank and the Participant intended for the Participant to provide significant services for the Bank following such termination. A Termination of Service will not have occurred if:

(a)	the Participant continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or, if less, such lesser period), or

(b)	the Participant continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or if less, such lesser period).

The Participant’s employment relationship will be treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Bank is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to reemployment, a Termination of Service will be deemed to have occurred as of the first date immediately following such six (6) month period.

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MACON BANK, INC.

Amended and Restated Long Term Capital Appreciation Plan

The following Section 1.25b shall be added to the Plan immediately following Section 1.25a:

1.25b	“Termination of Service” for a Director means the termination of the Participant’s service with the Bank for reasons other than death. Whether a Separation from Service takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Participant’s service and whether the Bank and the Participant intended for the Participant to provide significant services for the Bank following such termination.

The following Section 1.25c shall be added to the Plan immediately following Section 1.25b:

1.25c	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise, as determined by the Committee based on the twelve (12) month period ending each December 31 (the “identification period”). If the Participant is determined to be a Specified Employee for an identification period, the Participant shall be treated as a Specified Employee for purposes of this Plan during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

Section 1.29 of the Plan shall be deleted in its entirety and replaced by the following:

1.29	“Vested Percentage” shall be determined for each Participant by dividing the Participant’s actual Years of Service by ten (10); provided that a Participant’s Vested Percentage shall be one hundred percent (100%) in the event of the Participant’s Termination of Service due to death, Disability or Change in Control.

Sections 3.1 and 3.2 of the Plan shall be deleted in their entirety and replaced by the following:

3.1	Normal Form and Timing of Distributions. A Participant may elect on a Election Form to have the final Account balance paid to the Participant in equal monthly installments over a period of between five (5) and ten (10) years after such a distribution event or in a lump sum between two (2) and ten (10) year after such a distribution event. In the absence of a valid Election Form pursuant to this Section 3.1, the Bank shall pay a Participant’s Account balance in cash, in substantially equal monthly payments over a period of five (5) years beginning with the last day of the month following Termination of Service.

3.2	Distribution Election. Subject to Sections 3.1 and 3.3 hereof, upon Termination of Service, the Bank shall distribute the final Account balance to a Participant as elected on the Election Form. Beneficiary designations made pursuant to an executed Beneficiary Designation Election Form, attached hereto as Exhibit C, shall be revocable during the Participant’s lifetime and a Participant may, by submitting an effective superseding Beneficiary Designation Form at any time and from time to time, prospectively change the designated Beneficiary.

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MACON BANK, INC.

Amended and Restated Long Term Capital Appreciation Plan

Sections 3.4 and 3.5 of the Plan shall be deleted in their entirety and replaced by the following:

3.4	Change in Control Benefit. Upon a Change in Control, the Bank shall distribute the final Account balance to the Participant as elected on the Election Form. The Bank and the Participant have the right to mutually agree to limit payments that they might consider excess “golden parachute payments” as defined under Sections 280G and 4999 of the Code to the extent not inconsistent with the provisions of Section 409A of the Code and its associated regulations. In addition, upon the closing date of a Change in Control: the forfeiture provision set forth in Section 3.3(ii) of the Plan shall lapse and become null and void; each Participant’s Vested Percentage shall become one hundred percent (100%); and the Appreciation Percentage for each Participant shall be calculated by assuming that the appreciation percentage that occurred between the initial credit of a Capital Appreciation Right and the Change in Control continues through the date on which the Participant’s Vested Percentage would have reached one hundred percent (100%) pursuant to Section 1.29 hereof.

3.5	Death During Distribution of a Benefit. If a Participant dies before receiving all Benefits payable pursuant to Section 3.1, then the vested but unpaid balance of the Participant’s Account shall be distributed in a lump sum to the Participant’s Beneficiary within sixty (60) days of the Participant’s death, provided that a Participant may specify on the Election Form the distribution period elected herein by the Participant.

The following Sections 3.6, 3.7 and 3.8 shall be added to the Plan immediately following Section 3.5:

3.6	Restriction on Timing of Distributions. Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at Termination of Service, the provisions of this Section 3.6 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Service occurring while the Participant is a Specified Employee shall not be made during the first six (6) months following Termination of Service. Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Termination of Service. All subsequent distributions shall be paid in the manner specified

3.7	Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Participant prior to receipt due to a failure of this Plan to meet the requirements of Code Section 409A, the Participant may petition the Committee for a distribution of that portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder that is required to be included in the Participant’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Participant immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder required to be included in income as a result of the failure of this Plan to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.

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MACON BANK, INC.

Amended and Restated Long Term Capital Appreciation Plan

3.8	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;
(b)	must, for benefits distributable under Sections 3.2 and 3.4, be made at least twelve (12) months prior to the first scheduled distribution;
(c)	must, for benefits distributable under Sections 3.2 and 3.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(d)	must take effect not less than twelve (12) months after the election is made.

Section 4.2 of the Plan shall be deleted in its entirety and replaced by the following:

4.2	Trust Funding on Change in Control. In the event of a Change in Control, the Bank shall contribute to the Trust an amount sufficient to provide the Trust with assets having an overall value equivalent to the value of the aggregate Account balances under the Plan (calculated as though each Participant’s Termination of Service coincides with the Change in Control). The Trust shall be established in compliance with Section 409A of the Code.

Article X of the Plan shall be deleted in its entirety and replaced by the following:

ARTICLE X

Amendments and Termination

10.1	Amendments. The Board may amend this Plan at any time, provided that no such amendment shall, without the written consent of an affected Participant, alter or impair any vested rights of the Participant under the Plan.

10.2	Plan Termination Generally. The Board may terminate this Plan at any time, provided that no such termination shall, without the written consent of an affected Participant, alter or impair any vested rights of the Participant under the Plan. Except as provided in Section 10.3, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 3.

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MACON BANK, INC.

Amended and Restated Long Term Capital Appreciation Plan

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if this Plan terminates in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Bank’s arrangements which are substantially similar to the Plan are terminated so the Participant and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the such terminations;
(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or
(c)	Upon the Bank’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new account balance plans for a minimum of five (5) years following the date of such termination;

the Bank may distribute the Account balance, determined as of the date of the termination of the Plan, to the Participant in a lump sum subject to the above terms.

The following Article XVI shall be added to the Plan immediately following Article XV:

ARTICLE XVI

Compliance with Code Section 409A.

16.1	This Plan shall be interpreted and administered consistent with Code Section 409A.

Exhibit B, Pre-2005 Distribution Election Form, shall be deleted from the Plan in its entirety and replaced with a new Exhibit B, Election Form – Form and Timing of Distributions.

Exhibit C, 2005 Sub-Plan, shall be deleted from the Plan in its entirety and replaced by a new Exhibit C, Beneficiary Designation Form.

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MACON BANK, INC.

Amended and Restated Long Term Capital Appreciation Plan

Exhibit D, Post-2004 Deferral Election Form, shall be deleted from the Plan in its entirety.

Exhibit E, Post-2004 Distribution Election Form, shall be deleted from the Plan in its entirety.

IN WITNESS OF THE ABOVE, the parties hereto have hereunto set their hands the day and year first above written.

Witnessed by:	MACON BANK, INC.

A duly Authorized Committee Member

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